Sub-Item 77K Exhibit: Change in registrants certifying accountant

A special meeting of the Board of Directors was held to approve the appointment of Cohen McCurdy, Ltd., replacing Tait, Weller & Baker as Independent Public Accountants for the Henssler Equity Fund.